Exhibit 11
AmSurg Corp.
Earnings Per Share
For the Three and Nine Months Ended September 30, 2007 and 2006
The following is a reconciliation of the numerator and denominators of basic and diluted earnings per share (in thousands, except per share amounts):

	Three Months Ended September 30,			Nine Months Ended September 30,
			Per			Per
	Earnings	Shares	Share	Earnings	Shares	Share
	(Numerator)	(Denominator)	Amount	(Numerator)	(Denominator)	Amount

2007:
Net earnings from continuing operations per common share (basic)	$10,899	30,778	$0.35	$32,090	30,455	$1.05
Effect of dilutive securities options	—	397		—	467

Net earnings from continuing operations per common share (diluted)	$10,899	31,175	$0.35	$32,090	30,922	$1.04

Net earnings per common share (basic)	$9,990	30,778	$0.32	$31,459	30,455	$1.03
Effect of dilutive securities options	—	397		—	467

Net earnings per common share (diluted)	$9,990	31,175	$0.32	$31,549	30,922	$1.02

2006:
Net earnings from continuing operations per common share (basic)	$9,384	29,875	$0.31	$27,972	29,787	$0.94
Effect of dilutive securities options	—	548		—	584

Net earnings from continuing operations per common share (diluted)	$9,384	30,423	$0.31	$27,972	30,371	$0.92

Net earnings per common share (basic)	$9,362	29,875	$0.31	$28,191	29,787	$0.95
Effect of dilutive securities options	—	548		—	584

Net earnings per common share (diluted)	$9,362	30,423	$0.31	$28,191	30,371	$0.93